Global Industries, Ltd.

For Immediate Release
PRESS RELEASE	Contact: Investor Relations
Tel: 281.529.7799
GLOBAL INDUSTRIES, LTD. ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF 2010
Carlyss, Louisiana, May 5, 2010 — Global Industries, Ltd. (Nasdaq: GLBL) today announced revenues of $106.8 million for the first quarter of 2010 compared to $269.5 million for the first quarter of 2009. Net loss was $21.4 million, or $0.19 per diluted share, for the first quarter of 2010 compared to net income of $19.0 million, or $0.17 per diluted share, for the first quarter of 2009.
Commenting on the first quarter results, Chief Executive Officer John Reed stated, “Our industry continues to be adversely affected by the downturn of the worldwide economy and our first quarter results are reflective of the low level of project activity worldwide. Also contributing to the quarter’s negative result is the winter seasonal downturn associated with North American project activity. Bookings for the first quarter were $113.5 million and our backlog stood at $110.4 million at March 31, 2010. We continue to focus on pursuing new project awards and preparing for the Global 1200 to enter our fleet in the third quarter of 2010.”
A conference call will be held at 9:00 a.m. Central Standard Time on May 6, 2010. Anyone wishing to listen to the conference call may dial 888-677-0183 (domestic) or 1-773-756-0451 (international) and request connection to the “Global First Quarter Earnings” call. Phone lines will open fifteen minutes prior to the start of the call. The call will also be webcast in real time on the Company’s website at www.globalind.com, where it will also be archived for anytime reference until May 27, 2010.
All individuals listening to the conference call or the replay are reminded that all conference call material is copyrighted by Global and cannot be recorded or rebroadcast without Global’s express written consent.
Global Industries, Ltd. is a leading offshore solutions provider of offshore construction, engineering, project management, and support services including pipeline construction, platform installation and removal, deepwater/SURF installations, IRM, and diving to the oil and gas industry worldwide. The Company’s shares are traded on The NASDAQ Global Select Market under the symbol “GLBL.”
This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are: industry conditions, prices of crude oil and natural gas, the Company’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.

Set forth are our Company’s results of operations for the periods indicated.
RESULTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenues	$106,811	$269,465
Cost of operations	111,060	224,098

Gross profit (loss)	(4,249)	45,367
Loss (gain) on asset disposal and impairments	574	(4,808)
Selling, general and administrative expenses	17,544	19,871

Operating income (loss)	(22,367)	30,304

Interest income	241	574
Interest expense	(2,903)	(3,493)
Other income (expense), net	(427)	2,078

Income (loss) before taxes	(25,456)	29,463
Income tax expense (benefits)	(4,098)	10,432

Net income (loss)	$(21,358)	$19,031

Earnings Per Common Share
Basic	$(0.19)	$0.17
Diluted	(0.19)	0.17
Weighted Average Common Shares Outstanding
Basic	113,366	113,671
Diluted	113,366	114,062
Other Data
Depreciation and Amortization	$15,075	$17,603
Backlog at end of period	110,398	394,033

Effective January 1, 2010, we combined our Middle East and Asia Pacific/India segments into the Asia Pacific/Middle East segment. This change has been reflected as a retrospective change to the financial information for the three months ended March 31, 2009 presented below. This change did not affect our consolidated results of operations or tax reporting.
Set forth are our Company’s results of operations by reportable segment for the periods indicated.
RESULTS OF OPERATIONS BY REPORTABLE SEGMENT
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Total segment revenues
North America OCD	$3,898	$5,319
North America Subsea	27,831	31,552
Latin America	42,841	76,316
West Africa	—	65,132
Asia Pacific/Middle East	33,634	92,158

Subtotal	108,204	270,477

Intersegment eliminations
North America Subsea	(1,393)	(1,012)

Subtotal	(1,393)	(1,012)

Consolidated revenues	$106,811	$269,465

Income (loss) before taxes
North America OCD	$(7,217)	$(12,238)
North America Subsea	(3,065)	11,988
Latin America	(9,069)	6,022
West Africa	(1,758)	17,778
Asia Pacific/Middle East	4,444	13,701
Corporate	(8,791)	(7,788)

Consolidated income (loss) before taxes	$(25,456)	$29,463

CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$307,022	$344,855
Restricted cash	4,014	1,139
Marketable securities	30,750	30,750
Accounts receivable — net of allowance of $1,816 for 2010 and $2,765 for 2009	114,501	160,273
Unbilled work on uncompleted contracts	67,543	92,569
Contract costs incurred not yet recognized	3,001	489
Deferred income taxes	2,518	2,945
Assets held for sale	20,671	16,152
Prepaid expenses and other	37,405	31,596

Total current assets	587,425	680,768

Property and Equipment, net	743,426	722,819

Other Assets
Marketable securities — long-term	—	11,097
Accounts receivable — long-term	13,841	12,294
Deferred charges, net	45,719	49,866
Goodwill	37,388	37,388
Other	8,648	9,961

Total other assets	105,596	120,606

Total	$1,436,447	$1,524,193

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long term debt	$3,960	$3,960
Accounts payable	132,649	192,008
Employee-related liabilities	16,590	18,079
Income taxes payable	41,898	45,301
Other accrued liabilities	11,951	15,811

Total current liabilities	207,048	275,159

Long-Term Debt	294,581	294,366
Deferred Income Taxes	67,891	69,998
Other Liabilities	16,227	15,171

Commitments and Contingencies	—	—

Shareholders’ Equity
Common stock, $0.01 par value, 150,000 shares authorized, and 121,028 and 119,989 shares issued at March 31, 2010 and December 31, 2009, respectively	1,210	1,200
Additional paid-in capital	516,092	513,353
Retained earnings	447,072	468,430
Treasury stock at cost, 6,130 shares	(105,038)	(105,038)
Accumulated other comprehensive loss	(8,636)	(8,446)

Total shareholders’ equity	850,700	869,499

Total	$1,436,447	$1,524,193

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